EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Indiana Federal Corporation of our report dated February 28, 1997, included in the 1996 Annual Report to Shareholders of Indiana Federal Corporation.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33- 66618) pertaining to the 1986 Stock Option and Incentive Plan of Indiana Federal Corporation of our report dated February 28, 1997, with respect to the consolidated financial statements of Indiana Federal Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.



/s/ Ernst & Young LLP

Chicago, Illinois
March 26, 1997